Exhibit 99.1

FOR IMMEDIATE RELEASE	18444 Highland Road Baton Rouge, Louisiana 70809

Edgen Group Inc.

Completes Initial Public Offering of Class A Common Stock

BATON ROUGE, LOUISIANA – May 2, 2012 – Edgen Group Inc. (“Edgen”) (NYSE: EDG) today announced that it completed its initial public offering of Class A common stock at a price to the public of $11.00 per share. Edgen sold 15,000,000 shares in the offering, and the underwriters have an option until May 26, 2012 to purchase up to 2,250,000 additional shares of Class A common stock from Edgen. Edgen’s stock began trading on the New York Stock Exchange on April 27, 2012 under the Symbol “EDG.”

Total net proceeds to Edgen from the offering, after deducting underwriter discounts and commissions and estimated offering expenses, are approximately $150.4 million. Edgen intends to use the net proceeds from the offering to repay certain indebtedness of its consolidated subsidiaries. Edgen expects to use any remaining net proceeds for general corporate purposes.

Jefferies & Company, Inc., Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. served as joint book-running managers and Stephens Inc., Tudor Pickering Holt & Co. Securities, Inc., BB&T Capital Markets and HSBC Securities (USA) Inc. served as co-managers for this offering.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. The offering of these securities was made only by means of a written prospectus forming part of the effective registration statement. Copies of the final prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Jefferies & Company, Inc., Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, (877) 547-6340 or by email to prospectus_department@jefferies.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, (866) 718-1649, or by email at prospectus@morganstanley.com; and Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, (800) 831-9146, or by email at batprospectusdept@citi.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Edgen

Edgen is a leading global distributor of specialty products to the energy sector, including steel pipe, valves, quenched and tempered and high yield heavy plate, and related components. Edgen is headquartered in Baton Rouge, Louisiana.

Investor inquiries:

Erika Fortenberry, Director of Investor Relations

225-756-9868